                                                                    EXHIBIT 99.2

                                     FOR: QUADRAMED CORPORATION
                                CONTACTS: James D. Durham/Chairman & CEO
                                          John V. Cracchiolo/President
                                          (415) 482-2100
                                          www.quadramed.com

FOR IMMEDIATE RELEASE


             QUADRAMED CORPORATION ANNOUNCES APPOINTMENT OF LARRY P.
         ENGLISH AS CHIEF EXECUTIVE OFFICER AND CONCURRENT TRANSITION OF
                                SENIOR MANAGEMENT

SAN RAFAEL, CA--JUNE 12, 2000--QuadraMed Corporation (NASDAQ: QMDC) has announced the appointment of Lawrence P. English as Chief Executive Officer effective immediately. English will also become a member of the QuadraMed Board.

In a letter to employees earlier today announcing the transition of the office of Chief Executive Officer, QuadraMed's founder and Chairman of the Board, Jim Durham said he strongly recommended English as his successor.

"I was fortunate to have met Larry English at about the time I was considering this change. I recognized immediately that he had the unique combination of entrepreneurial drive, health care background and operating experience to lead the company going forward. The process of recruiting him, which included extensive reference checks, has only increased my confidence in his ability," Durham said.

QuadraMed's Board of Directors unanimously approved the appointment of Mr. English and has been closely involved in each step of the negotiation and implementation of the transition. QuadraMed's Board of Directors also unanimously endorsed timing of the transfer of the office of Chief Executive Officer to Mr. English and believes that Mr. English will lead QuadraMed to enhanced shareholder value in the future.

English, 59, spent 33 years with CIGNA Corporation where he successfully led the turnaround of three of its divisions. In his most recent assignment he was President of CIGNA HealthCare. During his four-year tenure in that position, after tax earnings increased from $230 million to more than $400 million. Since leaving CIGNA in 1996, English has been engaged as a venture investor, interim CEO and board member with several startup and early stage companies.

In a separate statement to employees English said, "QuadraMed represents exactly the kind of opportunity I have been seeking. It is an entrepreneurial company with great people and products, focused on a market that offers significant opportunity for growth." He also stated his plan to move to the Bay Area and make a personal investment in the company.

QuadraMed's Board of Directors further announced and has unanimously approved the transition of the duties of Mr. Durham, its former Chief Executive Officer, and Mr. John V. Cracchiolo, its current President. The Board negotiated the terms of this transition and is comfortable that the transition planning will provide QuadraMed with continuous strong leadership.

Mr. Durham will continue to make his industry expertise available to QuadraMed Corporation in a role as a part-time employee and member of the QuadraMed Board.

Mr. Cracchiolo will relinquish his position as President effective as of June
30. Mr. Cracchiolo will provide consulting services to QuadraMed Corporation for a limited time thereafter. Mr. Cracchiolo intends to pursue outside opportunities.

ABOUT QUADRAMED CORPORATION
QuadraMed Corporation uses technology to transform disparate healthcare data into valuable, enterprise-wide information. The Company's web-enabled software and service solutions allow healthcare institutions to generate operational efficiencies, improve cash flow and measure the cost and quality of care. QuadraMed has implemented its solutions in more than 4,000 provider sites across North America, representing over 60% of the nation's hospitals. For more information about QuadraMed, its products and services, visit http://www.quadramed.com.

QuadraMed has a significant talent pool, which--through its active participation in professional and trade organizations--has helped to shape the healthcare information technology industry. With broad-based consulting expertise in healthcare business operations and information management, the Company has substantial expertise in the core components stipulated within HIPAA legislation.

In addition to its web-enabled software solutions, QuadraMed has developed The American Hospital Directory (AHD.com)--the most comprehensive resource for hospital and healthcare benchmarking information on the Web. The site details key measurements of hospitals and their performance, including the services they provide, financial statements, utilization statistics and cost analysis. The site is the only one of its kind to integrate data from the American Hospital Association's Guide to the Health Care Field.

QuadraMed is a trademark of the QuadraMed Corporation. All other trademarks and registered trademarks are the properties of their respective holders.

                                      # # #